REAL ESTATE LEASE


This Lease Agreement (this "Lease") is made effective as of June 1, 1999, by and between CHARLES B. MILES & S. REID HUTCHINGS ("Landlord"), and THE BANK OF GEORGIA, c/o PAT SHEPFRD ("Tenant"). The parties agree as follows:

PREMISES. Landlord, in consideration of the lease payments provided in this Lease, leases to Tenant those certain promises located at 2008 Highway 54 West, Fayette County, Fayetteville, Georgia, 30214.

LEGAL DESCRIPTION.  See survey of the Property on Exhibit "B" attached.

TERM. The lease term will begin on July 1, 1999 and will terminate on December 31, 2001. RENEWAL TERMS. This Lease shall automatically renew for additional periods as specified in Exhibit "A", unless the TENANT gives written notice of the termination no later than 90 days prior to the end of the term or renewal term. The lease terms during any such renewal term shall be the same as those contained in this Lease except that the lease payments shall be equal to the payment schedule as stated in Exhibit "A".

HOLDOVER. If Tenant maintains possession of the Premises for any period after the termination of this Lease ("Holdover Period"), Tenant shall pay to Landlord a lease payment for the Holdover Period based on the terms of the following Lease Payments paragraph. Such holdover shall constitute a month to month extension of this Lease.

LEASE PAYMENTS. Tenant shall pay to Landlord monthly payments of $1750.00 per month, beginning July, 1999 through December 1999, and $1900.00 beginning January 2000, per month for the remainder of the lease term, payable in advance on the first day of each month. Lease payments shall be made to the Reid Hutchings at, 2006 Hwy. 54 West, Fayetteville, Georgia 30214, as may be changed from time to time by Landlord.

LATE PAYMENTS. Tenant shall pay a late fee equal to $25.00 for each payment that is not paid within 10 days after the due date for such late payment.

NON-SUFFICIENT FUNDS. Tenant shall be charged $25.00 for each check that is returned to Landlord for lack of sufficient funds.

POSSESSION. Tenant shall be entitled to possession on the first day of the term of this Lease, and shall yield possession to Landlord on the last day of the term of this Lease, unless otherwise agreed by both parties in writing,

SECURITY DEPOSIT. At the time of the signing of this lease, Tenant shall pay to Landlord, in trust, a security deposit of $1900.00 to be held and distributed for Tenant damages to Premises (if any) as provided by law.

USE OF PREMISES. Tenant may use the Premises only for Banking and Administrative offices. The Premises may be used for any other purpose only with the prior written consent of Landlord, which shall not be unreasonably withheld. Tenant shall notify Landlord of any anticipated extended absence from the Premises not later than the first day of the extended absence.

REMODELING OR STRUCTURAL IMPROVEMENTS. Tenant shall have the obligation to conduct any construction or remodeling (at Tenant's expense) that may be required to use the Premises as specified above. Tenant may also construct such fixtures on the Premises (at Tenant's expense) that appropriately facilitate its use for such purposes. Such construction shall be undertaken and such fixtures may be erected only with the prior written consent of the Landlord which shall not be unreasonably withheld. At the end of the lease term, Tenant shall be entitled to remove (or at the request of Landlord shall remove) such fixtures.

MAINTENANCE.  Tenant's obligation for maintenance shall include:

- the air conditioning system
- the heating system
- all interior walls, doors ceilings, and flooring
- all other items of maintenance not specifically delegated to Landlord under this Lease.
- the roof, outside walls, and other structural parts of the building
- the parking lot, driveways, and sidewalks
- the sewer, water pipes, and other matters related to plumbing
- the electrical wiring
- all maintenance associated with the Premises

Landlord shall have no obligation for maintenance.

ACCESS BY LANDLORD TO PREMISES. Subject to Tenant's consent (which shall not be unreasonably withheld), Landlord shall have the right, by giving at least a 24 hour notice, to enter the Premises to make inspections, provide necessary services, or show the unit to prospective buyers, mortgagees, tenants or workers. As provided by law, in the case of an emergency, Landlord may enter the Premises without Tenant's consent.

UTILITIES AND SERVICES. Tenant shall be responsible for all utilities and services in connection with the Premises.

Tenant acknowledges that Landlord has fully explained to Tenant the utility rates, charges and services for which Tenant will be required to pay (if any), other than those to be paid directly to the utility company finishing the service.

Landlord shall not be responsible for the utilities and services in connection with the Premises.

PROPERTY INSURANCE. Landlord and Tenant shall each be responsible to maintain appropriate insurance for their respective interests in the Premises and property located on the Premises.

LIABILITY INSURANCE. Tenant shall maintain liability insurance in a total aggregate sum of at least $ 200,000.00. Tenant shall deliver appropriate evidence to Landlord as proof that adequate insurance is in force. Landlord shall have the right to require that the Landlord receive notice of any termination of such insurance policies.

TAXES. Taxes attributable to the Premises or the use of the Premises shall be allocated as follows:

       Real Estate Taxes. Landlord shall pay all real estate taxes and assessments for the Premises.

       Personal Taxes. Tenant shall pay all personal taxes and any other charges which may be levied against the Premises and which are attributable to Tenant's use of the Premises.

MECHANICS LIENS. Neither the Tenant nor anyone claiming through the Tenant shall have the right to file mechanics liens or any other kind of lien on the Premises and the filing of this Lease constitutes notice that such liens are invalid. Further, Tenant agrees to (1) give actual advance notice to any contractors, subcontractors or suppliers of goods, labor, or services that such liens will not be valid, and (2) take whatever additional steps that are necessary in order to keep the premises free of all liens resulting from constructions done by or for the Tenant.

DEFLAULTS. Tenant shall be in default of this Lease, if Tenant fails to fulfill any lease obligation or term by which Tenant is bound. Subject to any governing provisions of law to the contrary, if Tenant fails to cure any financial obligation within 15 days (or any other obligation within 15 days) after written notice of such default is provided by Landlord to Tenant. Landlord may take possession of the Premises without further notice, and without prejudicing Landlord's rights to damages. In the alternative, Landlord may elect to cure any default and the cost of such action shall be added to Tenant's financial obligations under this Lease. Tenant shall pay all costs, damages, and expenses suffered by Landlord by reason of Tenant's defaults. All sums of money or charges required to be paid by Tenant under this Lease shall be additional rent, whether or not such sums or charges are designated as "additional rent".

ARBITRATION. Any controversy or claim relating to this contract, including the construction or application of this contract, will be settled by binding arbitration under the rules of the American Arbitration Association, and any judgment granted by the arbitrator(s) may be enforced in any court of proper jurisdiction.

Notwithstanding any other provisions contained in this lease, in the event (a) Lessee or its successors or assignees shall become insolvent or bankrupt, or if it or their interests under this

Lease shall be leveled upon or sold under execution or other legal process, or
(b) the depository institution then operating on the Premises is closed, or is taken over by any depository institution supervisor authority, Lessor may in either such event terminate this Lease only with the concurrence of any Receiver or Liquidator appointed by such Authority provided, that in the event this Lease is terminated by the Receiver or Liquidator, the maximum claim of Lessor for rent, damages, or indemnity for injury from the termination, rejection, or abandonment of the unexpired Lease shall by law in no event be in an amount equal to all accrued and unpaid rent to the date of termination.

ARBITRATION. Any controversy or claim relating to this contract, including the construction or application of this contract, will be settled by binding arbitration under the rules of the American Arbitration Association, and any judgment granted by the arbitrator(s) may be enforced in any court of proper jurisdiction.

ASSIGNABIL1TY/SUBLETTING. Tenant may not assign or sublease any interest in the Premises, nor effect a change in the majority ownership of the Tenant (from the ownership existing at the inception of this lease), without the prior written consent of Landlord, which shall not be unreasonably withheld.

NOTICE. Notices under this Lease shall not be deemed valid unless given or served in writing and forwarded by mail, postage prepaid, addressed as follows:

LANDLORD:

     Name:          CHARLES B. MILES
                    S. REID HUTCHINGS
     Address:       2006 Highway 54 West
                    Fayetteville, Georgia 30214
  TENANT:

     Name:          THE BANK OF GEORGIA
                    Attn: IRA PAT SHEPERD III
     Address:       2008 Highway 54 West
                    Fayetteville, GA 30214

Such addresses may be changed from time to time by either party by providing notice as set forth above.

ENTIRE AGREEMENT/AMENDMENT. This Lease Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written. This Lease may be modified or amended in writing, if the writing is signed by the party obligated under the amendment.

SEVERABILITY. If any portion of this Lease shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Lease is invalid or unenforceable, but that by limiting such provision, it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

WAIVER. The failure of either party to enforce any provisions of this Lease shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Lease,

CUMULATIVE RIGHTS. The rights of the parties under this Lease are cumulative, and shall not be construed as exclusive unless otherwise required by law.

GOVERNING LAW. This Lease shall be construed in accordance with the laws of the State of Georgia.

ADDITIONAL PROVISIONS.

I.       Exhibit A, - Rental Rate Adjustments and Lease Renewal Terms.

II.      Exhibit B, - Survey of Property



LANDLORD:

/s/ Charles B. Miles                              /s/ S. Reid Hutchings
------------------------------                 ---------------------------------
Charles B. Miles                                      S. Reid Hutchings


TENANT:

THE BANK OF GEORGIA


/s/ Ira Pat Sheperd
-------------------------------
Ira Pat Sheperd III
President

                                    EXHIBIT A



Forming part of Lease for the property located at 2008 Highway 54 West, Fayetteville, GA, between Lessor, Charles B. Miles & S. Reid Hutchings, and Lessee, The Bank of Georgia dated June 1, 1999.

The first renewal term shall commence on January 1, 2002 and the fifth and final renewal term will end on December 31, 2023. The rental rate will change at the beginning of each renewal option and remain constant during each renewal term as provided in the schedule below.


                         RENT AND LEASE RENEWAL SCHEDULE

First Renewal Term      (3 years)      January 1, 2002        Monthly Rate:         $2,000.00
Second Renewal Term     (4 years)      January 1, 2005        Monthly Rate:         $2,500.00
Third Renewal Term      (5 years)      January 1, 2009        Monthly Rate:         $3,250.00
Fourth Renewal Term     (5 years)      January 1, 2014        Monthly Rate:         $4,000.00
Fifth Renewal Term      (5 years)      January 1, 2019        Monthly Rate:         $5,000.00


